Exhibit 10.5


                          EXECUTIVE RETENTION AGREEMENT

      AGREEMENT by and between Deluxe Corporation, a Minnesota corporation (the "Company") and Ronald E. Eilers (the "Executive") dated as of the 9th day of January, 1998.

      The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company and to encourage the Executive's full support of and participation in implementing the Company's business strategy involving one or more significant acquisitions. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks associated with a Change of Control and by such acquisitions and to encourage the Executive's full attention and dedication to the Company and its business strategies and to provide the Executive with compensation and benefits arrangements upon the occurrence of a Business Combination (as defined below) which ensure that the compensation and benefits expectations of the Executive will be satisfied in that event and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

      NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

      I.    Certain Definitions.

      A. "Affiliate" shall mean a company controlled directly or indirectly by the Company where "control" shall mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.

      B. "Beneficial Owner" shall have the meaning defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

      C. "Business Combination" shall mean the occurrence of either a Change of Control or an Other Business Combination.

      D. "Business Combination Period" shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), the Business Combination Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 120 days prior to the Renewal Date the Company shall give notice to the Executive that the Business Combination Period shall not be so extended.

      E. "Change of Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

            1. any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, excluding, at the time of their original acquisition, in the securities acquired directly or beneficially by such Person any securities acquired directly from the Company or its Affiliates or in connection with a transaction described in clause (a) of paragraph 3 below; or



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            2.    the individuals who at the date of this Agreement constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election consent, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the date of this Agreement or whose appointment, election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

            3. there is consummated a merger or consolidation of the Company or any Affiliate with any other company, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, at least 65% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or

            4. the shareholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 65% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

            5. Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

      F. "Effective Date" shall mean the first date during the Business Combination Period on which a Business Combination occurs.

      G.    Other Business Combination" shall mean the occurrence of:

            1. any merger, exchange, transfer, or other form of business combination or acquisition (but not including dispositions), whether involving assets, shares or any other form of ownership interest, by the Company or any of its Affiliates of or with one or more other corporations, partnerships or other entities in a single transaction or a series of related transactions for consideration aggregating $500 million or more (regardless of the form of consideration or the method or time of payment), or


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            2.    a sale or other similar divestiture for consideration by the
                  Company of all or a substantial portion of its non-check printing assets, business units and/or Affiliates (excluding those assets, business units and Affiliates that have been offered for sale prior to the date of this Agreement) or the sale or other similar divestiture for consideration by the Company of all or a substantial portion of its check printing assets, business units and/or Affiliates.

      H. "Person" shall have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term shall not include (I) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

      II. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on

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            the Effective Date and ending on the third anniversary of such date
            (the "Employment Period").

      III.  Terms of Employment.

      A.    Position and Duties.

            1. Except with Executive's written consent given in his or her discretion, during the Employment Period, (a) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 180-day period immediately preceding the Effective Date and (b) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or at a location less than 35 miles from such location.

            2. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions and (c) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

      B.    Compensation.

            1. Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid not less often than monthly, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its Affiliates in respect to the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. In considering any increase to Executive's Annual Base Salary, Executive will be treated in the same manner as other peer executives. For example, if the Company establishes the annual base salaries of other peer executives by reference to a percentile of comparative market data, the increase, if any, to Executive's Annual Base Salary shall be established in a like manner. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

            2. Annual Incentive Payment or Bonus. In addition to Annual Base Salary, the Executive shall be paid, for each fiscal year ending during the Employment Period (ratably apportioned in the case of any fiscal year included within the Employment Period but which does not end


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                  within the Employment Period), an annual incentive payment or bonus (the "Annual Incentive Payment") in cash on the same basis as such incentive payments or bonuses are paid to other peer executives. For example, if annual incentive payments are paid to other peer executives under the Company's annual incentive plan, the target award for the Executive shall be established in the same manner as the target award for the other peer executives (e.g. by reference to a percentile target based on comparative market data) and the performance criteria and performance measurements governing any payment earned by Executive shall be based on the same performance criteria (such as earnings per share or return of average capital employed) and performance measurements applied to the other peer executives. Notwithstanding the foregoing, (a) if the payment of a bonus to other peer executives is, in whole or part, not based on objective performance criteria, Executive's Annual Incentive Payment shall be at least equal to the average of Executive's Annual Incentive Payments for the last three full fiscal years prior to the Effective Date or, if Executive was not in the employment of the Company or its Affiliates during one or more of the last three full fiscal years, the average of Executive's Annual Incentive Payments during the number of full fiscal years prior to the Effective Date that the Executive was so employed (annualized, in either case, in the event that the Executive was not employed by the Company for the whole of any such fiscal year), provided that any special or one-time awards (such as those associated with a new hire or promotion) shall not be taken into account (the "Recent Annual Incentive Payment") and
                  (b) the Executive's annual target incentive or bonus opportunity shall in no event be less favorable to the Executive than that provided by the Company and its Affiliates to the Executive under its annual incentive or bonus plans during the last fiscal year immediately preceding the Effective Date, provided that any special or one time awards (such as those associated with a new hire or promotion) shall not be taken into account. Each such Annual Incentive Payment shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Incentive Payment is awarded, unless the Executive shall elect to defer the receipt of such Annual Incentive Payment.

            3. Stock Incentive Plans. During the Employment Period, the Executive shall be entitled to participate in the Company's stock incentive, performance share and other stock-based incentive plans (if any), on the same basis as other peer executives. For example, if other peer executives are awarded stock options or performance shares based on references to comparative market data, Executive's awards shall be made on the same basis, and shall, in any event, contain the same terms and conditions, and if applicable, be subject to the same performance criteria, as applied to awards to other peer executives. Notwithstanding the foregoing, such long-term incentive opportunities for the Executive shall in no event be less favorable, in each case and in the aggregate, than those provided by the Company and its Affiliates for the Executive under such plans during the fiscal year immediately preceding the Effective Date, provided that any special or one-time awards (such as those associated with a new hire or promotion) shall not be taken into account.

            4. Savings, Retirement and Other Incentive Plans. During the Employment Period, the Executive shall be entitled to participate in all other incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its Affiliates, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its Affiliates for the Executive under such plans, practices, policies and programs as in effect at any time during the one year period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer


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                  executives of the Company and its Affiliates, provided,
                  however, that such benefits may be reduced pursuant to a general (across-the-board) reduction of such benefits similarly affecting all senior officers of the Company or its Affiliates, as the case may be.

            5. Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under all welfare benefit plans, practices, policies and programs provided by the Company and its Affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the Executive and/or the Executive's family, to the extent applicable generally to other peer executives of the Company and its Affiliates, as the case may be, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the one year period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliates, as the case may be, provided, however, that such benefits may be reduced pursuant to a general (across-the-board) reduction of such benefits similarly affecting all senior officers of the Company or its Affiliates, as the case may be, and all senior officers of any Person in control of the Company.

            6. Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its Affiliates in effect for the Executive at any time during the one year period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates, as the case may be.

            7. Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, use or reimbursement for the use of an automobile, as the case may be, and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its Affiliates in effect for the Executive at any time during the one year period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates, as the case may be, provided, however, that such benefits may be reduced pursuant to a general (across-the-board) reduction of such benefits similarly affecting all senior officers of the Company or its Affiliates, as the case may be, and all senior officers of any Person in control of the Company.

            8. Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, not materially less favorable with respect to the foregoing provided to the Executive by the Company and its Affiliates at any time during the one year period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its Affiliates, as the case may be.

            9. Vacation. During the Employment Period, the Executive shall be entitled to paid vacation and holidays in accordance with the most favorable plans, policies, programs and practices of the Company and its Affiliates as in effect for the Executive at any time during the one year period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the


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                  Company and its Affiliates, as the case may be.

      IV.   Termination of Employment.

      A. Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may, give a Notice of Termination to the Executive in accordance with Section XI.B. of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company or its Affiliates, as the case may be, shall terminate effective on the 30th day after receipt of the Notice of Termination by the Executive (unless such date is extended as provided in Section IV.F.), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company or its Affiliates, as the case may be, on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

      B. Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

            1. the willful and continued failure of the Executive to perform substantially the Executive's material duties with the Company and its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to
                  Section IV.D. hereof), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or

            2. the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its Affiliates.

            For purposes of this provision, (a) no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company and (b) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Committee (as defined in Section XI.J.) by clear and convincing evidence that Cause exists. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company (or if the Executive is counsel to the Company, based upon such Executive's own legal conclusions) shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

      C. Good Reason. The Executive's employment during the Employment Period may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

            1. except with Executive's written consent given in his or her discretion, (a) the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section III.A. of this Agreement, provided that the


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                  Company may, in its discretion, transfer the Executive to
                  another position (or positions) with the Company or its Affiliates that is generally, substantially equivalent to such position, or (b) any other action by the Company which results in a material diminution in the Executive's position (or positions) with the Company or its Affiliates, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

            2. any failure by the Company to comply with any of the provisions of Section III.B. of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

            3. the Company's requiring the Executive to be based at any location other than as provided in clause III.A.1(b) hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

            4. any purported termination by the Company of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section IV.D hereof and otherwise expressly permitted by this Agreement. For purposes of this Agreement, no such purported termination shall be effective;

            5. any failure by the Company to comply with and satisfy Section X.C. of this Agreement; or

            6. any request or requirement by the Company of its Affiliates that the Executive take any action or omit to take any action that is inconsistent with or in violation of the Company's ethical guidelines and policies as the same existed within the 120 day period prior to the Effective Date or any professional ethical guidelines or principles that may be applicable to the Executive or, if Executive is counsel to the Company, requesting or requiring Executive to practice in or under the laws of any jurisdiction or appear before any court or other tribunal to or before which Executive is not admitted to practice.

            For purposes of this Section IV.C., any good faith claim of "Good Reason" made by the Executive shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that Good Reason does not exist. The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute a consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

      D. Notice of Termination. Any purported termination of the Executive's employment during the Employment Period (other than by reason of death) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section XI.B. of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (3) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that,


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            in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph B.1. or B.2. above, and specifying the particulars thereof in detail. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder;

      E. Date of Termination. "Date of Termination" means (1) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason or any other reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (2) if the Executive's employment is terminated during the Employment Period by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (3) if the Executive's employment is terminated by reason of death during the Employment Period, the Date of Termination shall be the date of death of the Executive and (4) if the Executive's employment is terminated by the Company for Disability, the date Executive's employment is terminated as provided in Section IV.A., provided, however, the Date of Termination specified in this Section E. may be extended to the date of termination (if applicable) provided in
            Section IV.F.

      F. Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section IV.F.), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Employment Period ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

      G. Compensation During Dispute. If a purported termination occurs during the Employment Period and the Date of Termination is extended in accordance with Section IV.F. hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with
            Section IV.F. hereof. Amounts paid under this Section IV.G. are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

      H. Pre-Effective Date Actions. For purposes of this Agreement, the Executive's employment shall be deemed to have been terminated during the Employment Period by the Company without Cause or by the Executive with Good Reason, if (i) the Executive's employment is terminated by the Company without Cause prior to the Effective Date (whether or not a Business Combination ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Business Combination, (ii) the Executive terminates his employment for Good Reason prior to the Effective Date (whether or not a Business Combination ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Business Combination (whether or not a Business Combination ever occurs). For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that such position is not correct.

      V.    Obligations of the Company upon Termination.

      A. Good Reason; Other Than for Cause. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

            1. the Company shall pay to the Executive in a lump sum in cash within 5 days after the Date of Termination the aggregate of the following amounts:

                  (a) the sum of (i) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the product of (x) the higher of
                        (I) the Recent Annual Incentive Payment and (II) the Annual Incentive Payment paid or payable, including any portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which 365 and (iii) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii) and (iii) shall be hereinafter referred to as the "Accrued Obligations"); and

                  (b) the amount equal to the product of (i) three and (ii) the sum of (x) the Executive's Annual Base Salary and
                        (y) the Highest Annual Bonus; and

                  (c) an amount equal to the product of three times the higher of (i) the sum of the amounts that would have been contributed by the Company or any Affiliate based on the Reference Amount (defined below) to the Executive's account under (x) all of the Company's retirement plans, or if higher, the retirement plans of any Affiliate in which the Executive was eligible to participate immediately prior to the Effective Date and (y) any excess or supplemental retirement plan in which the Executive was eligible to participate as of the Effective Date (the "ERISA Excess Plan") (the ERISA Excess Plan and such retirement plans, as amended, and any successor or replacement plans being referred to as the "Plans") as the Plans were in effect and funded for the fiscal year immediately preceding the Effective Date or (ii) the sum of the amounts that would have been contributed by the Company or any Affiliate based on the Reference Amount, to the Company's Plans or, if higher, the Plans of an Affiliate in which the Executive was eligible to participate immediately prior to the Date of Termination as those Plans were in effect and funded for the fiscal year immediately preceding the Date of Termination. For the purposes hereof, the term "Reference Amount" shall mean an amount equal to one-third of the amount calculated in clause V.A.1.(b) without adjustment in the case of death or Disability.

            2. for three years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section III.B.5. of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates and their families, as the case may be, provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary and supplemental to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree welfare benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period as a qualified retiree of the Company;

            3. immediately following the Executive's Date of Termination and, if a Change of Control shall earlier occur, immediately following the Change of Control, the Company shall take all such action as may be required fully and immediately (but without duplication of benefits under this Section V.A.3.) to:

                  (a) vest all outstanding, unvested options that may have been granted to the Executive under the Company' Stock Incentive Plan (as amended) and as the same may be further amended and any successor or replacement plan (the "SIP") and, upon the Date of Termination (if the Executive's employment is terminated by the Company other than for Cause or Disability or by the Executive for Good Reason), permit the Executive a period equal to the lesser of five years following that Date of Termination or the remaining term of the applicable options to exercise such options in accordance with the provisions of the SIP and any applicable award agreement (as modified or amended as a result of the actions required by this clause),

                  (b) following the Date of Termination (if the Executive's employment is terminated by the Company other than for Cause or Disability or by the Executive for Good Reason), permit the Executive to earn and be awarded shares of the Company pursuant to awards previously made to the Executive under the Deluxe Corporation Performance Share Plan as if Executive had continued as a participant in such plan and an employee of the Company or the relevant Affiliate until the expiration of the performance period or periods applicable to each such award,

                  (c) vest all other restricted shares and units theretofore granted the Executive under the SIP and any other stock-based compensation plan (other than the Performance Share Plan), and

                  (d) in the case that the Company is not a surviving corporation, to provide the Executive with the economic equivalent of the value that the Executive would have received had the Company been the surviving corporation and taken the actions required in clauses (a) though (c) hereof.

            4. the Company shall, at its sole expense as incurred, provide the Executive with out-placement services the scope and provider of which shall be selected by the Executive in his or her sole discretion; and

            5. to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided to the Executive or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

      B. Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section V.B. shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and its Affiliates, as the case may be, to the estates and beneficiaries of peer executives of the Company or such Affiliates under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the one year period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its Affiliates, as applicable, and their beneficiaries.

      C. Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section V.C. shall include, and the Executive shall be entitled after the Date of Termination to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its Affiliates, as applicable, to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the one year period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its Affiliates, as applicable, and their families

      D. Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (1) his Annual Base Salary through the Date of Termination, (2) the amount of any compensation previously deferred by the Executive, and (3) Other Benefits, in each case to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period, excluding a termination for Good Reason or Disability, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

      VI. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliates and for which the Executive may qualify, nor, subject to Section XI. F., shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contact or agreement with the Company or any of its Affiliates or subsequent to the Date of

            Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

      VII. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in Section V.A.2. hereof, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may incur in good faith as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

      VIII. Certain Additional Payments by the Company.

      A. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or benefit received or to be received by the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Business Combination or any Person affiliated with the Company or such Person, but determined without regard to any additional payments required under this Section VIII) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section VIII.A., if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise
            Tax) as compared to the net after-tax benefit the Executive would receive if the Gross-Up Payment were eliminated and the Payments were reduced, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the Accounting Firm (as defined below), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of
            Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principals of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section VIII.A.), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

      B. Subject to the provisions of Section VIII. C., all determinations required to be made under this Section VIII, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that a Payment has been made or will be required, as the case may be, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Business Combination, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
            Section VIII., shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section VIII.C. and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

      C. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            1. give the Company any information reasonably requested by the Company relating to such claim,

            2. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            3. cooperate with the Company in good faith in order to effectively contest such claim, and

            4. permit the Company to participate in any proceedings relating to such claim;

                  provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section VIII.C., the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      D. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section VIII.C., the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section VIII.C.) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of any amount advanced by the Company pursuant to Section VIII.C., a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      E. The Gross-Up Payment shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amount of such Gross-Up Payment, and the limitation on such payments set forth in Section VIII.A. hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accounting Firm, of the minimum amount of such Gross-Up Payment to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this

            Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Accounting Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

      IX. Confidential Information. During the term of this Agreement and for a period of three (3) years thereafter, Executive will retain in confidence all proprietary and confidential information concerning the Company and its Affiliates, including, without limitation, customer lists, cost and pricing information, employee data, trade secrets and software and, shall return to the Company or destroy all copies and extracts thereof (however and on whatever medium recorded), without keeping any copies thereof. The foregoing obligation with respect to the protection of confidential information shall not apply to (A) any information which was known to the Executive prior to disclosure to the Executive by the Company or any of its Affiliates; (B) any information which was in the public domain prior to its disclosure to the Executive; (C) any information which comes into the public domain through no fault of the Executive; (D) any information which the Executive is required to disclose by a court or similar authority or under subpoena, provided that the Executive provides the Company with notice thereof and assists, at the Company's sole expense, any reasonable endeavor by the Company, using appropriate means, to obtain a protective order limiting the disclosure of such information; and (E) any information which is disclosed to the Executive by a third party which has a legal right to make such disclosure. In no event shall an asserted violation of the provisions of this Section X. constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

      X.    Successors.

      A. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

      B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

      C. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after the Effective Date, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

      XI.   Miscellaneous.

      A. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      B. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                  Ronald E. Eilers
                  4920 Neal Avenue North
                  Stillwater, MN  55082

                  If to the Company:

                  Deluxe Corporation
                  3680 Victoria Street North
                  Shoreview, MN  55126

                  Attn:  General Counsel

            or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

      C. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      D. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      E. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section IV.C. of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

      F. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, subject to Section IV.H. hereof, prior to the Effective Date, the Executive's employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement, provided that nothing herein shall be construed to limit or prevent the Executive from receiving compensation and benefits from the Company or its Affiliates that are customarily paid and provided other peer executives who leave the employment of the Company or any of its Affiliates. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof (e.g., benefits accruing to the Executive upon termination of employment following a Business Combination).

      G. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the term of this Agreement (including, without limitation, those under Section V. hereof) shall survive such expiration.

      H. In the event that the Company is a party to a transaction which is otherwise intended to qualify for "pooling of interests" accounting treatment then (A) this Agreement shall, to the extent practicable, be interpreted so as to permit such accounting treatment, and (B) to the extent that the application of clause (A) of this Section XI.H. does not preserve the availability of such accounting treatment, then, the Company may modify or limit the effect of the provisions of this Agreement to the extent necessary to qualify the transactions as a "pooling transaction" and provide the Executive with payments or benefits as nearly equivalent as possible to those the Executive would have received absent such modification or limitation, provided, however, to the extent that any provision of the Agreement would disqualify the transaction as a "pooling" transaction (including, if applicable, the entire Agreement) and cannot otherwise be modified or limited, such provision shall be null and void as of the date hereof. All determinations under this
            Section XI.H. shall be made by the accounting firm whose opinion with respect to "pooling of interests" is required as a condition to the consummation of such transaction.

      I. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Committee a decision of the Committee within sixty
            (60) days after notification by the Committee that the Executive's claims has been denied.

      J. Notwithstanding any other provision in this Agreement to the contrary, the Board shall delegate the responsibilities, duties and powers specified under this Agreement to be observed or performed by the "Committee" to a committee (the "Committee") consisting of not less than three individuals who, on the date six months before a Business Combination, were directors of the Corporation ("Incumbent Directors"), provided that in the event that fewer than three Incumbent Directors are available at the time of such delegation or thereafter, the Committee's members may include such individual or individuals as may be appointed by the Incumbent Directors (including, for such purpose, by any individual or individuals who have been appointed to the Committee by the Incumbent Directors); provided further, however, the maximum number of individuals (including directors) appointed to the Committee shall not exceed five.

      IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Deluxe Corporation                              Executive

By: /s/ John A. Blanchard III                   /s/ Ronald E. Eilers
Its: Chief Executive Officer
John A. Blanchard III
         (Typed Name)